Exhibit 10.27

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of June 27, 2003 (the “Effective Date”) by and between Microtune, Inc., a Delaware corporation (the “Company” or “Microtune”), and Douglas J. Bartek, an individual (“Bartek” or the “Executive”).

W I T N E S S E T H:

WHEREAS, Bartek is the Chief Executive Officer and President of the Company and the Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, other than this Agreement, Bartek and the Company are parties to the following, and only the following, agreements:

a. Employment Agreement, dated as of October 16, 2002 (the “Employment Agreement”), a copy of which is attached as Exhibit A hereto;

b. Indemnification Agreement, dated as of June 9, 2000 (the “Indemnification Agreement”), a copy of which is attached hereto as Exhibit B which the parties agree to be valid, binding and enforceable agreement between them and the provisions of which are not waived, modified or otherwise impaired by this Agreement in any respect; and

c. Confidential Information and Invention Assignment Agreement (the “Invention Agreement”), in the form attached hereto as Exhibit C which the parties agree to be valid, binding and enforceable agreement between them;

WHEREAS, the Company has granted options to purchase shares of the Company’s common stock (“Common Stock”) in favor of Bartek as follows:

a. options granted on June 1, 1999 to purchase up to 204,546 (as adjusted for stock splits) shares of Common Stock at a price per share of $0.6875 per share (as adjusted for stock splits), of which rights to purchase up to 154,546 (as adjusted for stock splits) shares are fully vested as of the date hereof (the “06/99 Grant”);

b. options granted on January 11, 2000 to purchase up to 237,922 (as adjusted for stock splits) shares of Common Stock at a price per share of $0.875 per share (as adjusted for stock splits), of which rights to purchase 92,740 (as adjusted for stock splits) shares are fully vested as of the date hereof (the “First 01/00 Grant”);

c. options granted on January 11, 2000 to purchase up to 740,480 (as adjusted for stock splits) shares of Common Stock at a price per share of $0.875 per share (as adjusted for stock splits), of which rights to purchase 576,191 (as adjusted for stock splits) shares are fully vested as of the date hereof (the “Second 01/00 Grant”);

d. options granted on January 11, 2000 to purchase up to 21,598 (as adjusted for stock splits) shares of Common Stock at a price per share of $0.875 per share (as adjusted for stock splits), of which rights to purchase 14,399 (as adjusted for stock splits) shares are fully vested as of the date hereof (the “Third 01/00 Grant”);

e. options granted on March 7, 2001 to purchase up to 23,924 shares of Common Stock at a price per share of $7.75 per share, of which rights to purchase 0 shares are fully vested as of the date hereof (the “First 07/01 Grant”);

f. options granted on March 7, 2001 to purchase up to 76,076 shares of Common Stock at a price per share of $7.75 per share, of which rights to purchase 0 shares are fully vested as of the date hereof (the “Second 07/01 Grant”);

g. options granted on March 7, 2001 to purchase up to 56,200 shares of Common Stock at a price per share of $7.75 per share, of which rights to purchase 56,200 shares are fully vested as of the date hereof (the “Third 07/01 Grant”);

h. options granted on October 2, 2001 to purchase up to 75,000 shares of Common Stock at a price per share of $10.21 per share, of which rights to purchase 75,000 shares are fully vested as of the date hereof (the “10/01 Grant”);

i. options granted on August 7, 2002 to purchase up to 30 shares of Common Stock at a price per share of $3.17 per share, of which rights to purchase 30 shares are fully vested as of the date hereof (the “First 08/02 Grant”);

j. options granted on August 7, 2002 to purchase up to 19,970 shares of Common Stock at a price per share of $3.17 per share, of which rights to purchase 13,304 shares are fully vested as of the date hereof (the “Second 08/02 Grant”);

and together with the 06/99 Grant, the First 01/00 Grant, the Second 01/00 Grant, the Third 01/00 Grant, the First 07/01 Grant, the Second 07/01 Grant, the Third 07/01 Grant, the 10/01 Grant, and the First 08/02 Grant and the Second 08/02 Grant, the “Option Grants”); and

WHEREAS, Bartek understands that Texas is an at-will employment state, that his employment at Microtune is terminated as of the Effective Date and that he is not entitled to receive any severance, salary, compensation, or fringe benefits after such termination except as provided in this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the adequacy and sufficiency which is hereby acknowledged, it is hereby agreed by and between the parties as follows:

1. Recitals; Resignation; Agreements.

1.1 The parties agree that the foregoing recitals are true and accurate as of the first date written above, and that Executive does not occupy any offices or have rights to acquire, directly or indirectly, any capital stock or options to purchase capital stock of the Company except as set forth in such recitals and as modified by this Agreement.

1.2 Executive hereby resigns all positions as a director and an officer of the Company effective as of the Effective Date and covenants never to seek to be appointed or nominated as a director of the Company.

1.3 Executive hereby resigns all positions as a director and/or an officer or other representative of any and all subsidiaries, whether direct or indirect, and affiliates of the Company effective as of the Effective Date and covenants never to seek to be appointed or nominated as a director of any such affiliate or subsidiary.

1.4 Executive covenants to remove any and all personal items from Microtune offices and facilities and return any and all Microtune property to Microtune on the Effective Date under supervision by Microtune’s Vice President of Human Resources or his designee, and covenants not to return to any such premises except upon written invitation of an executive officer of Microtune and with an escort approved by Microtune’s Vice President of Human Resources or his designee.

1.5 Microtune agrees to sell Bartek the laptop computer, docking station, monitor, printer and personal digital assistant provided to Bartek by Microtune for $350; provided, however, Microtune shall have the right to retain a copy of any and all information stored on any such device as of the Effective Date; any additional copies required by Microtune shall be obtained as soon as practicable after the Effective Date.

1.6 Microtune agrees to provide Bartek as soon as practicable after the Effective Date copies of any and all exhibits admitted at trial and previously requested by Bartek and received by Microtune from intellectual property litigation counsel in connection with Microtune v. Broadcom, filed in the United States District Court for the Eastern District of Texas, Sherman Division, Civil Action No. 4:01-CV-023.

1.7 The parties agree that to the extent the terms of this Agreement conflict with any terms of the Employment Agreement, the terms of this Agreement shall supersede and govern the terms of the Employment Agreement.

1.8 Microtune agrees to pay up to $20,000 to Haynes and Boone L.L.P. on Bartek’s behalf in connection with services rendered by that firm in connection with this Agreement.

2. Payments to and on behalf of Executive.

2.1 Payments. The Company hereby agrees to pay to Executive or to others on Executive’s behalf the following:

(a) $427,500 to Executive subject to withholdings in accordance with the Company’s policies and applicable law due and payable upon execution of this Agreement by Bartek and Microtune;

(b) $32,155.20 to Executive for accrued, but unused, vacation time as of the date hereof due and payable upon execution of this Agreement by Bartek and Microtune;

(c) $47,500 to be paid to The Fellowship of Frisco Church on behalf of Executive, which payment is due and payable upon execution of this Agreement by Bartek and Microtune;

(d) Up to $2500 to Executive which represents all unpaid expenses due from Microtune to Bartek, which amount is due and payable upon execution of this Agreement by Bartek and Microtune; and

(e) $1,557 to Executive in lieu of any and all insurance and similar benefits regarding insurance or disability that Bartek might have been entitled to had his employment continued until the second anniversary hereof, which amount is due and payable upon execution of this Agreement by Bartek and Microtune.

2.2 Insurance Continuation. Microtune will continue to provide Bartek and his family with medical and dental insurance as provided to all Microtune employees generally (“current coverage”) for two years from Bartek’s resignation date of June 25, 2005; provided, however, no life insurance or disability insurance or similar benefits shall be continued. Upon the end of this two year period, Bartek will be eligible for continued medical, dental, and vision benefits through the Consolidated Omnibus Benefits Reconciliation Act (COBRA), if Bartek makes a timely election and payment for such benefits. Benefit continuation information through COBRA and an election form will be sent to Bartek upon his qualification date.

2.3 Vesting of Stock and Options; Continued Service. Vesting of Executive’s rights to purchase shares of Common Stock under the Option Grants shall be accelerated on the Effective Date to such an extent and as if Executive continued to provide service to the Company through and including January 31, 2005. Under no circumstances shall additional acceleration be provided with respect to such Option Grants. All options to purchase Common Stock vesting on or after February 1, 2005 other than those accelerated pursuant to the foregoing shall be terminated as of the Effective Date.

2.4 Access. Each of Microtune and Bartek agree that each will have access to documents related to any dispute or litigation arising from or related to Bartek’s affiliation with Microtune; provided, however, such access shall be through and conducted by the parties respective counsel, and shall be structured in a way to best preserve and protect any confidentiality agreements and all applicable privileges. Notwithstanding anything to the contrary herein, access of Bartek’s counsel to information in any written report of John M. Fedders, Special Counsel to the Company’s Audit Committee, shall be limited to information provided by Mr. Fedders in such content and form as the Company’s counsel, Baker Botts L.L.P. shall deem appropriate to protect the integrity of Mr. Fedders’ investigation, facts developed in such investigation regarding persons other than Bartek and the Company’s claims of confidentiality and privilege with respect to such report. Notwithstanding the foregoing, no such access will be provided in the event a dispute or litigation ensues which Bartek and Microtune are adverse.

3. Disclosure of Agreement.

3.1 Neither Bartek nor his attorneys, agents, heirs or assigns, shall disclose to any person the facts surrounding this Agreement, or any of the terms of this Agreement. The only exceptions to this confidentiality provision are that Bartek may, if necessary, disclose the fact of this Agreement or its terms to their respective attorneys, within the scope of the attorney-client privilege, to physicians or psychiatrists, within the scope of the physician-patient or psychotherapist-patient privilege, to a spouse within the scope of the marital privilege, or as needed to comply with judicial or Securities and Exchange Commission disclosure requirements. In addition, Bartek may make such disclosure as is necessary to his tax attorneys and accountants for the purposes of taking tax positions and preparing tax returns. Bartek agrees that the court will interpret these exceptions narrowly, in each instance, and in favor of preserving the complete confidentiality of this Agreement. Executive and/or his attorneys may also disclose the nature and details of his continuing obligations to the Company created or memorialized by this Agreement, including, without limitation, the Non-Compete/Non-Solicitation provisions, in connection with any future business endeavors by Executive, including, without limitation, any efforts by Executive to obtain future employment.

3.2 Nothing in this Section 3 is intended to preclude Executive or his attorneys, accountants or representatives from disclosing information in response to a subpoena duly issued by a court of law, an arbitrator, a tax investigation or a government agency having jurisdiction or power to compel such disclosure.

3.3 In the event that this Agreement is publicly filed as part of a document filed by Microtune under the Securities and Exchange Act of 1934, this Section 3 shall not survive.

4. Non-Compete/Non-Solicitation; Agreement to Cooperate. In consideration of the compensation provided and prior consideration, the receipt and sufficiency of which is acknowledged, the obligations of Executive under Section 4 of the Employment Agreement are confirmed, ratified and acknowledged by Executive as valid and binding obligations enforceable against him except that such obligations shall be in effect for a period of two and one-half (2.5) years following the Effective Date rather than the three (3) year period recited in the Employment Agreement. Executive further acknowledges and agrees his non-compete/non-solicit restriction are reasonable in scope and duration and are ancillary to otherwise enforceable agreements between Bartek and Microtune under the Employment Agreement. Executive also acknowledges and agrees that such obligations will not preclude Executive from becoming gainfully employed following termination of employment with Company.

Executive agrees that until two and one-half (2.5) years after the Effective Date he will perform all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in all information applicable to the business of the Company (the “Proprietary Information and Innovations”) assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Company under the Invention Agreement, a copy of which is attached hereto as Exhibit C. Executive acknowledges that the Inventions Agreement was executed and delivered by Employee to the Company contemporaneous with the commencement of his employment with the Company, and that the Inventions Agreement embodies valid and binding obligations enforceable against Executive which survive the termination of his employment with the Company. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

5. Nondisparagement. Each party agrees that it will not make any statements, written or verbal, or cause, participate or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices or conduct of the other. For the purpose of this Section 5 only, Company shall include Microtune, its officers and directors. Notwithstanding the foregoing, nothing in this Agreement shall limit any written or oral reports of John M. Fedders, Special Counsel to the Company’s Audit Committee, in any report he makes in connection with his ongoing inquiry or any description of such reports included in any document or other report filed by the Company with the Securities and Exchange Commission or any related press release of the Company.

6. Release of the Company.

6.1 The Executive hereby releases, acquits and discharges the Company and each of its subsidiaries, affiliates, all divisions, officers, directors, stockholders and affiliates thereof, agents, representatives, employees, consultants, independent contractors, attorneys, advisors, successors and assigns (including, without limitation, any investment partnership or corporation, its officers, directors, partners, members, employees, agents or representatives) of the Company, jointly and severally, from any and all claims, demands and/or causes of action arising out of his employment by the Company, or the termination thereof, that he has as of the date he signs this Agreement (including, but not limited to, any claims, demands and/or causes of action under any employment agreement, stock option agreement(s) or any prior such agreements; under any federal, state or local laws, regulations, rules or ordinances, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Acts of 1964 and 1992, as amended, Employee Retirement Income Security Act, as amended, the Fair Labor Standards Act, as amended; any tort or contract claims; any workers compensation or disability claims). Notwithstanding anything to the contrary herein, this release shall not apply to the obligations set forth in this Agreement or the Indemnification Agreement or other indemnification provisions under the Company’s organizational documents or under Delaware law. The Executive expressly acknowledges that certain of the benefits being offered to him in this Agreement constitute consideration for the foregoing release that is in addition to anything of value to which he is already entitled from the Company and its affiliates.

6.2 Executive acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery of them.

6.3 Executive declares and represents that he is executing this Agreement with the full advice from his legal counsel; that he intends that this Agreement shall be complete and shall not be subject to any claim of mistake; that the releases herein express a full and complete release of all claims arising out of his employment by the Company, or the termination thereof, as of the date first written above; and, regardless of the adequacy or inadequacy of the consideration, he intends the release herein to be final and complete.

7. No Admissions. By entering into this Agreement, the Company and Executive expressly deny that they engaged in, or are now engaging in, any unlawful conduct.

8. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

9. General Provisions.

9.1 Each of Microtune and Executive acknowledges that this Agreement has been freely executed and entered into without duress or any imbalance in bargaining position, and in determining to execute and enter into this Agreement, and each has had the opportunity to obtain the advice of independent legal counsel of his own selection.

9.2 This Agreement has been reviewed by the parties hereto and their respective attorneys, if any, and the parties have had a full opportunity to negotiate the contents hereof. The parties hereto expressly waive any common law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement.

9.3 Any and all notices and other communications that are required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered or if mailed, postage prepaid, by registered or certified return receipt mail, to the respective parties as follows:

If to Executive:	Douglas J. Bartek 5211 Spanish Oaks Dr. Frisco, Texas 75034

If to the Company:	Microtune, Inc. 2201 10th Street Plano, Texas 75074

Attn: General Counsel

with a copy to:	Baker Botts L.L.P.
1600 San Jacinto Center
Austin, Texas 78701
Attn: P. Steven Hacker

or to such other addresses or to the attention of such other persons as any such party may direct by written notice delivered to the other party pursuant to the provisions of this section and shall be effective upon receipt.

9.4 No waiver by any party hereto of any breach of this Agreement by any other party shall operate or be construed as a waiver of any other or subsequent breach. No waiver by any party hereto of any breach of this Agreement by any other party hereto shall be effective unless it is in writing and signed by the party claimed to have waived such breach.

9.5 This Agreement may be amended only by a written instrument executed by the parties hereto.

9.6 The paragraph headings used in this Agreement are for the convenience of the parties hereto and shall not affect the interpretation or construction of any of the provisions hereof.

9.7 Should any court of competent jurisdiction or arbitrator provided for herein determine that any term or provision of this Agreement is unenforceable, such term or provision shall be deemed to be deleted as though it had never been a part of this Agreement, and the validity, legality and enforceability of the remaining terms and provisions shall not be in any way affected or imperiled thereby.

9.8 This Agreement may be signed in counterparts by the parties and facsimile signatures may be utilized in order to expedite the execution of the same.

9.9 This Agreement shall be construed in accordance with the laws of the State of Texas as if negotiated, executed and performed entirely in the State of Texas by Texas residents. This Agreement shall not be construed against the party preparing it but shall be construed as if all parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party.

10. Dispute Resolution.

10.1 The parties desire that any controversy or claim arising out of or related to this Agreement or the formation of this Agreement will be resolved in an expeditious and efficient manner exclusively in accordance with this dispute resolution procedure. A dispute under this clause shall be initiated by delivering written notice to the other party briefly stating the nature of the dispute and requesting resolution. Except as otherwise specified, the prevailing party shall have its reasonable attorney fees paid by the non-prevailing party.

10.2 The parties agree that before initiation of any legal or arbitration proceeding with respect to any issue arising out of the transactions contemplated by the Agreement, they shall cause their respective representatives to attempt to resolve in good faith all disputes between the parties. The parties agree that they will cause, in the case of Executive, Douglas J. Bartek or his successor-in interest, and, in the case of the Company, the then duly appointed President of the Company or his or her designee, to meet in person in Dallas, Texas, to attempt in good faith to resolve such dispute within fifteen business days of notification of such dispute. In the event that the representatives are unable to resolve such a dispute, the aggrieved party must refer the dispute to mediation under paragraph 10.3.

10.3 In the event any dispute is not resolved by a meeting of the parties, the dispute shall be referred to non-binding mediation. The mediation shall occur within twenty (20) days of the meeting of the parties. Mediation fees shall be split equally among the parties. The mediator shall be selected by agreement of the parties or, in the event of no agreement, shall be designated by Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The mediation shall be attended by the parties’ representatives designated pursuant to paragraph 10.2 and, if desired, the parties’ attorneys.

10.4 In the event a dispute is not resolved by mediation pursuant to Section 10.3, the aggrieved party shall refer the dispute to binding arbitration. The arbitration shall be governed by the procedures set forth below. The arbitrator shall give written notice to the parties of the arbitrator’s determination, which shall be conclusive on the parties. The parties agree to act in compliance with the arbitrator’s determination, and judgment upon the same may be entered by any court of competent jurisdiction.

10.5 Within thirty (30) days of referral of a dispute to arbitration, a single arbitrator will be selected by agreement of the parties or, in the event of no agreement, shall be designated by JAMS. Unless agreed otherwise by the parties, the arbitrator shall be retired judge with arbitration experience.

10.6 The parties agree to submit discovery plans to the arbitrator within fifteen (15) days following the date that the arbitrator accepts his appointment to this matter. The discovery plan will describe all discovery contemplated. The arbitrator will schedule a meeting of counsel to occur within fifteen (15) days of his receipt of the discovery plans, at which time the arbitrator will issue a written order scheduling dates for all depositions and completion dates for all additional discovery. The written discovery plan may only be modified by a written order from the arbitrator.

10.7 The arbitration hearing shall take place in Dallas, Texas within ninety (90) days of the arbitrator’s acceptance of his appointment. The hearing is not to exceed two (2) days. Introduction of evidence and testimony at the hearing will be subject to the Federal Rules of Civil Procedure. Each party is entitled to be heard, to present material evidence and testimony, and to cross-examine witnesses appearing at the hearing.

10.8 Notwithstanding anything to the contrary herein, each party agrees and acknowledges that the other may seek injunction relief, such as a temporary restraining order, at any time to seek enforcement of Executive’s obligations under this Agreement.

10.9 This Agreement shall be binding upon the Company and its successors and assigns.

EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE IF EXECUTIVE REVOKES THE AGREEMENT PRIOR TO EXPIRATION OF SUCH 7-DAY PERIOD. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION DESCRIBED IN SECTION 2. EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT HE HAS NOT RELIED UPON ANY STATEMENT OR PROMISE TO INDUCE HIM TO EXECUTE AND DELIVER THIS AGREEMENT OTHER THAN SET FORTH HEREIN.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company: MICROTUNE, INC.

By:	/s/ MARC UNDERWOOD
Marc Underwood Vice President of Human Resources

Executive:

By:	/s/ DOUGLAS J. BARTEK
Douglas J. Bartek

EXHIBIT A

Employment Agreement

EXHIBIT B

Indemnification Agreement

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EXHIBIT C

Invention Agreement

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